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                                                                  Exhibit (d)(2)

               [GRAY CARY TECHNOLOGY'S LEGAL EDGE(R) LETTERHEAD]


December 12, 2001
VIA COURIER                                               OUR FILE NO. 1090303-1

Mr. Christopher Kaufman
Partner
Latham & Watkins
135 Commonwealth Drive
Menlo Park, CA 94025

RE: MENTOR GRAPHICS CORPORATION OFFER TO PURCHASE ALL OUTSTANDING SHARES OF IKOS SYSTEMS, INC. COMMON STOCK

Dear Mr. Kaufman:

We represent IKOS Systems, Inc. ("IKOS") and we are writing at the request of the IKOS Board of Directors with reference to the recently commenced cash tender offer by your client, Mentor Graphics Corporation ("Mentor") to acquire all outstanding shares of Common Stock of IKOS at $11.00 per share (the "Offer").

As you know, IKOS is a party to an Agreement and Plan of Merger and Reorganization by and among Synopsys, Inc., Oak Merger Corporation and IKOS dated July 2, 2001, as amended (the "Merger Agreement"). Pursuant to Section
5.2 of the Merger Agreement, we enclose a form of nondisclosure agreement for execution by Mentor.

We look forward to receipt of an executed copy of the enclosed nondisclosure agreement, which has identical terms to the Confidentiality Agreement in effect between Synopsys and IKOS.

Very truly yours,

GRAY CARY WARE & FREIDENRICH LLP


By: /s/ Diane Holt Frankle
   _____________________________

Diane Holt Frankle
dfrankle@graycary.com


Enclosure

Cc:  Ramon A. Nunez
     Joseph W. Rockom
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                                                               December 12, 2001

Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, OR 97070-7777

Dear Sirs:

     In connection with your consideration of a possible transaction with IKOS Systems, Inc. and/or its subsidiaries or affiliates (collectively, with such subsidiaries or affiliates, the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors)(collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) you can demonstrate was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (iv) is independently developed by you without the use of any Evaluation Material.

     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and
(ii) any of such information may be disclosed to your Representatives who


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December __, 2001
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need to know such information for the sole purpose of evaluating a possible transaction with the Company, who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     Contrary provisions notwithstanding, Mentor Graphics Corporation shall be free to use any information in intangible form, including ideas, concepts, techniques and know-how contained therein, which may be retained in the minds of its employees who have had rightful access to Evaluation Material hereunder and who have not intentionally memorized such information for the specific purpose of retaining and subsequently disclosing it in violation of the restriction on disclosure herein, subject only to the valid patents and copyrights of the Company.

     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of your counsel such disclosure is required by law and then only with as much prior written notice to the Company as is practical' under the circumstances. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any other person regarding a possible transaction involving the Company. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of your counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

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December __, 2001
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     If you decide that you do not wish to proceed with a transaction with the
Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and provide written documentation that all such documents have been returned. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You understand and acknowledge that neither the Company nor any of its Representatives (including without limitation Needham & Company) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including without limitation Needham & Company) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of 2 years from the date hereof, neither you nor any of your affiliates will solicit to employ any of the officers or employees of the Company so long as they are employed by the Company and the Company has neither been acquired nor licensed and or sold substantially all of its assets to a third party, without obtaining the prior written consent of the Company.

     In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior written consent of the Board of Directors of the Company, for a period of 2 years from the date hereof, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), acting alone or as part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company.

     The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce all of the terms of this letter agreement) to any person who enters into the transactions contemplated by this letter agreement.

     It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the

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December __, 2001
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Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

     This letter agreement supercedes all prior agreements between you and the Company with respect to Evaluation Material provided after the date hereof.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of California.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.


ACCEPTED AND AGREED:


IKOS Systems, Inc.                     Mentor Graphics Corporation


By:_________________________________   By:_________________________________

                                       Title:______________________________



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